EXHIBIT E


[FORM OF OPINION OF COUNSEL]


EXHIBIT F

FORM OF LOCK-UP AGREEMENT

William T. Kettle
c/o LMKI Inc.
1729 East Garry, Suite #201
Santa Ana, California 92705


								November 23, 1999


Mesora Investors LLC
c/o WEC Asset Management LLC
One World Trade Center, Suite 4563
New York, New York 100048

	Re: Sale of Up to $5,000,000 of securities of LMKI, Inc. to Mesora
Investors LLC

Ladies & Gentlemen:

In connection with the offering (the "Offering") of 6% Convertible
Series A Preferred Stock, par value $.001 per share (the "Preferred Stock"), warrants to purchase shares of common stock, par value $.001 per share (the "Common Stock"), and a conditional warrant to purchase additional shares of Preferred Stock and Common Stock of LMKI, Inc. (the "Company") to Mesora Investors LLC. (the "Investor"), a Delaware limited liability company. The undersigned understands that the Company will be filing a registration statement on Form S-1 with the Securities and Exchange Commission to register the Common Stock underlying the securities purchased by the Investor in the Offering. The undersigned further understands the Investor is contemplating entering into a Securities Purchase Agreement with the Company in connection with the Offering.

In order to induce the Investor to enter into the Securities Purchase Agreement and to proceed with the Offering, the undersigned hereby agrees, for the benefit of the Investor, that should the Offering be effected, the undersigned will not, without the prior written consent of the Investors, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of an option to purchase or other sale or disposition) of any his shares of Common Stock or other capital stock of the Company or any securities convertible into, or exchangeable or exercisable for Common Stock or other capital stock of the Company, including any such securities beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the undersigned on the date hereof for a period of six months subsequent to the date of the consummation of the Offering.

	The undersigned acknowledges and agrees that you and the Company will rely upon the representations set forth in this agreement in proceeding with the Offering. This agreement shall be binding on the undersigned and his respective successors, heirs, personal representatives and assigns.

This agreement may be executed in any number of counterparts.
Each counterpart shall be deemed to be an original and all such counterparts shall together constitute one instrument.

					Very truly yours,


					________________________
					William T. Kettle



The foregoing is accepted and agreed to
as of the date first above written:

MESORA INVESTORS LLC
By:  WEC Asset Management LLC, Manager


By:_____________________
Name:  Daniel J. Saks
Title:  Managing Director